March 25, 2004

Mr. Mark Cline

Dear Mark:

      On behalf of the Board of Directors of Cytomedix, Inc. (the "Company"), I am pleased to offer you the following compensation and other benefits on the terms and conditions set forth in this letter agreement with attached exhibits (the "Agreement").

      Subject to the terms and conditions herein, the Company agrees to employ you as President. In such capacity, you shall report to the Company's Board of Directors and shall have the powers, responsibilities, and authorities as are assigned by the Company's Board of Directors. By your acceptance of this Agreement, you accept employment as the President of the Company, effective as of November 15, 2003 (the "Effective Date") and agree to devote your full working time and efforts to the best of your ability, experience, and talent, to the performance of services, duties and responsibilities as the Company's President. You shall perform such duties and exercise such powers, commensurate with your position, as the Company's Board of Directors shall from time to time delegate to you on such terms and conditions and subject to such restrictions as the Company's Board of Directors reasonably from time to time may impose.

      Your term of employment shall commence as of the Effective Date and continue until the date of termination (the "Termination Date") (the period from the Effective Date until the Termination Date shall be the "Term"). Your employment with the Company shall not be for any specific term and may be terminated by you or the Company at any time with or without cause. In the case of termination by you or by the Company, and if so requested by the Company, you agree to remain the Company's President for a period of thirty (30) days from the date of notice of termination. In such case, the Termination Date shall be the thirtieth day following notice of termination. You shall receive a base salary ("Base Salary") at the rate of $125,000 per annum during the Term;
provided, however, the Compensation Committee of the Company's Board of Directors, or if no such Compensation Committee is in place, the Company's Board of Directors, shall review your annual Base Salary for potential increase each year. Any increase in Base Salary shall constitute "Base Salary" hereunder. The Base Salary shall not be decreased at any time during the Term. Upon termination of your employment by either you or the Company, you shall not be entitled to any payments of your Base Salary for periods after the Termination Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Company shall be entitled to withhold from payment any amount of withholding required by law.

      Upon approval by the Compensation Committee of the Company's Board of Directors, or if no such committee is in place, the entire Board of Directors, you shall receive options to purchase 175,000 shares of Company's common stock at an exercise price of $1.50 per share. The other terms and conditions of such award shall be governed by the terms of a stock option award agreement in a form substantially similar to that presently used by the Company. The options awarded shall be for a term of ten (10) years, and the options representing the 175,000 shares shall vest one year from the date of grant, unless otherwise provided in the grant notice or stock option award agreement.

      It is expressly understood and contemplated that a bonus plan will be mutually agreed upon by the parties hereto for the Company's fiscal year beginning January 1 2004, and for each fiscal year thereafter during the Term. It is anticipated that pursuant to this bonus plan you will be eligible for an annual bonus of options representing 200,000 shares of common stock exercisable at $1.50 per share. The annual bonus plan and the grant of options thereunder shall be based upon mutually agreed upon performance objectives. These performance objectives may include, be driven by, and/or be proportionate to balance sheet ratios, GAAP determined EBIT, or any other measure of performance commonly utilized in connection with annual bonus plans. Any awards pursuant to an annual bonus plan shall be governed by the terms and conditions contained in the grant notice and stock option agreement issued to you by the Company.

      You shall be eligible to participate in any compensation plan or program maintained by the Company. The Company shall provide you during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with your position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

      You shall be entitled to no less than ten business days of paid vacation in each calendar year (or such greater time as Company policy permits a person of your employment seniority), which shall be taken at such times as are consistent with your responsibilities hereunder. In addition, you shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with your position with the Company.

      You will be authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse you for all such expenses upon presentation, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

      This Agreement, including the attached Exhibits A and B, contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties with respect to your employment, including but not limited to any severance arrangements.

      If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement of this Agreement. This Agreement may only be amended by written agreement of the parties hereto, and shall be construed, interpreted and governed in accordance with the laws of Arkansas, without reference to rules relating to conflicts of law.

      By your signature below, you agree that this Agreement, including Exhibits A and B, shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

                                        Very truly yours,

                                        CYTOMEDIX, INC.

                                        ___________________________________
                                        By: Robert Burkett
                                            Chairman of the Board of Directors



I have read and hereby accept the terms of this Agreement


_____________________________________
Mr. Mark Cline

Date: _______________________________

                                    Exhibit A

                           Confidentiality Provisions

      In connection with the Agreement, Mr. Mark Cline ("Executive"), hereby agrees as follows:

      (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.

      For purposes of this Exhibit A, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (hereinafter referred to as the "Protected Group") or the Company's existing or potential customers, that is not otherwise available to the public (other than by Executive's breach of the terms hereof).

      (b) During the Term and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in competition with any business of the Protected Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Protected Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Protected Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Protected Group from any person other than the Company or any member of the Protected Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by allowing Executive to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Executive from providing valuable information to such competing company to the harm of the Company.

      (c) Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Protected Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Protected Group. Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

      (d) For purposes of this Exhibit A, a business shall be deemed to be in competition with the Protected Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Protected Group as a material part of the business of the Protected Group within the same geographic area in which the Protected Group effects such purchases, sales or dealings or renders such services.

      (e) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Executive agrees that any breach of the covenants contained in this Exhibit A would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

                                    Exhibit B

                                Change Of Control

      In connection with the Agreement, Mr. Mark E. Cline ("Executive") and Cytomedix, Inc. ("Company") hereby agree as follows:

      (a) In the event a Change of Control occurs, and (i) the Company terminates Executive's employment without Cause, or (ii) the Executive terminates his employment for Good Cause within three (3) months prior to or within three (3) months following the effective date of a Change of Control of the Company, then Executive will be entitled to a lump sum payment equivalent to fifty percent (50%) of the Executive's Base Salary in effect at the time of the Change of control, less standard deductions and withholdings (the "Change of Control Benefits"). No payment under (ii) above shall be made until the transaction causing a Change of Control has occurred.

      (b) In the event that the Change of Control Benefits or any part thereof provided for in this Exhibit B, or any amount otherwise payable to the Executive under the Agreement, this Exhibit B, or otherwise, constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by
Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the income, employment, excise and any other taxes arising from the payments made by the Company to or for the benefit of Executive pursuant to paragraph (a) above and this paragraph (b) so that Executive shall be fully reimbursed for any excise tax and any taxes associated with the payments to reimburse Executive for such excise tax. Unless the Company and Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this paragraph (b) shall be made in writing by a nationally recognized accounting firm satisfactory to both parties (the "Accountants"). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this paragraph (b), on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this paragraph (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents the Accountants may reasonably request in order to make a determination under this paragraph (b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph (b).

      (c) Upon the occurrence of a Change of Control, all unvested options or other stock based incentives that have been awarded to the Executive prior to the transaction causing a Change of Control shall become immediately vested so that all such options and incentives shall become fully vested under the terms of the plans under with they were issued.

      (d) The following definitions shall be applicable to the identified terms used in this Exhibit B:

      (i) "Change of Control" shall mean (1) a sale or other disposition of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction; (3) a reverse merger in which the Company is the surviving entity but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction; (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged; or (5) during any period of two consecutive years (not including periods prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the board and any new directors whose election by the board or nomination for election by the stockholders was approved by at least 2/3rds of the members of the board, cease for any reason to constitute a majority thereof.

      (ii) "For Cause" shall mean: (1) the willful and continued failure by Executive to substantially perform his duties with the Company in good faith (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a demand for substantial performance is delivered to him by the Board of Directors of the Company which identified, in reasonable detail, the manner in which the Board of Directors believes that Executive has not substantially performed his duties in good faith; (2) the willful engaging by Executive in conduct which causes material harm to the Company, monetarily or otherwise; or (3) Executive's conviction of a felony arising from conduct during the term of this Agreement. For purposes of this definition, no act or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its shareholders. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of two-thirds (2/3rds) of the directors then occupying a seat on the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after ten (10) days notice to him and an opportunity for him, together with his counsel, to appear before the Board of Directors), finding that Executive was guilty of conduct described in clauses (1), (2), or
(3) of this definition.

      (iii) "Good Cause" shall mean any of the following actions taken by the Company or any subsidiary that employs the Executive: (1) a breach of the Agreement, (2) an assignment of the Executive to duties that are inconsistent with his status as a senior executive or which represent a diminution of his status in the Company, (3) a reduction in Executive's Base Salary, (4) a failure by the Company to pay any of Executive's compensation in accordance with Company policy, (5) a reduction in or elimination of any of the benefits described in the Agreement or otherwise granted to Executive, (6) change of Executive's title, or (7) the failure of a successor to the Company to confirm in writing within five (5) days of its succession its obligation to assume and perform all obligations of the Agreement.